Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Jay Cooney 717.730.3683 jcooney@harsco.com

FOR IMMEDIATE RELEASE

HARSCO COMPLETES AMENDMENT TO ITS CREDIT FACILITY

CAMP HILL, PA – June 26, 2020 (GLOBE NEWSWIRE) — Harsco Corporation (NYSE:HSC) (the “Company”) announced today that it has obtained an amendment (the “Amendment”) of its existing senior secured credit facilities, comprised of a term loan A facility, a term loan B facility and a revolving credit facility, to provide the Company with increased operating flexibility. Pursuant to the Amendment, the required levels of its existing total net leverage ratio covenant will be increased through December 31, 2021.

During this time period, the Company’s net leverage is capped at 5.25x of Adjusted EBITDA for the quarter ending June 30, 2020, and 5.75x for the last two quarters in 2020 and the first quarter in 2021; the minimum net leverage ratio is reduced quarterly thereafter, reaching 4.75x for the fourth quarter in 2021. The rate of interest on borrowings is unchanged, unless the Company’s total net leverage ratio exceeds or is equal to 4.5x, at which point, the applicable spread to LIBOR (as defined in the documentation for the credit facility) is increased by 25 basis points. Harsco expects that its net leverage ratio will approximate 4x and its liquidity position will exceed $300 million at the end of the second quarter 2020.

“We believe business conditions bottomed in early second-quarter, as we mentioned previously, and our financial position and flexibility remains strong. The integration of ESOL is also progressing well and on plan. However, given that the severity and duration of the impact of the Covid-19 pandemic on the global economy is unknown, the Company has sought to take proactive measures to enhance operational flexibility,” said Pete Minan, Senior Vice President and Chief Financial Officer. “We do not believe these covenant adjustments will be needed, but we believe it is prudent to strengthen our financial preparedness to handle this uncertain period and future economic volatility, and we are very pleased with the overwhelming support received from our bank group for this amendment.”

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any loans or securities.

Citigroup Global Markets Inc., PNC Bank National Association, Goldman Sachs Bank USA, Bank of America, N.A., BMO Harris Bank, N.A., HSBC Bank USA, National Association, Royal Bank of Canada, Fifth Third Bank, National Association, The Huntington National Bank, Keybank National Association, ING Bank N. V., Dublin Branch, Trust Bank (formerly known as Branch and Banking Trust Company), Bank of the West, and Santander Bank, N.A. have acted as joint lead arrangers.

About Harsco Corporation

Harsco Corporation is a global market leader providing environmental solutions for industrial and specialty waste streams and innovative technologies for the rail sector. Based in Camp Hill, PA, the 13,000-employee company operates in more than 30 countries. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

FORWARD LOOKING STATEMENTS

The nature of the Company’s business and the many countries in which it operates subject it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. In accordance with the “safe harbor” provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, the Company provides the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the results contemplated by forward-looking statements, including the expectations and assumptions expressed or implied herein. Forward-looking statements contained herein could include, among other things, management’s confidence in and strategies for performance; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows, and earnings. Forward-looking statements can be identified by the use of such terms as “may,” “could,” “expect,” “anticipate,” “intend,” “believe,” “likely,” “estimate,” “outlook,” “plan” or other comparable terms. Factors that could cause actual results to differ, perhaps materially, from those implied by forward-looking statements include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions or changes due to the COVID-19 coronavirus pandemic and governmental and market reactions to the COVID-19 coronavirus pandemic; (2) changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; (3) changes in the performance of equity and bond markets that could affect, among other things, the valuation of the assets in the Company’s pension plans and the accounting for pension assets, liabilities and expenses; (4) changes in governmental laws and regulations, including environmental, occupational health and safety, tax and import tariff standards and amounts; (5) market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies; (6) the Company’s inability or failure to protect its intellectual property rights from infringement in one or more of the many countries in which the Company operates; (7) failure to effectively prevent, detect or recover from breaches in the Company’s cybersecurity infrastructure; (8) unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; (9) disruptions associated with labor disputes and increased operating costs associated with union organization; (10) the seasonal nature of the Company’s business; (11) the Company’s ability to successfully enter into new contracts and complete new acquisitions or strategic ventures in the time-frame contemplated, or at all; (12) the integration of the Company’s strategic acquisitions; (13) potential severe volatility in the capital markets; (14) failure to retain key management and employees; (15) the amount and timing of repurchases of the Company’s common stock, if any; (16) the outcome of any disputes with customers, contractors and subcontractors; (17) the financial condition of the Company’s customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability or whose business is significantly impacted by the COVID-19 coronavirus pandemic; (18) implementation of environmental remediation matters; (19) risk and uncertainty associated with intangible assets; and (20) other risk factors listed from time to time in the Company’s SEC reports. A further discussion of these, along with other potential risk factors, can be found in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, together with those described in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company’s ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements except as may be required by law.

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